Exhibit 10.24

EXCLUSIVE LICENSE AGREEMENT

BETWEEN

GEORGE MASON RESEARCH FOUNDATION, INC.

AND

Visium technologies Inc.

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EXCLUSIVE LICENSE AGREEMENT

This Agreement, the EFFECTIVE DATE of which is July 20, 2018, is made by and between George Mason Research Foundation, Inc., (“GMRF”) a Virginia non-profit corporation formed for the benefit of George Mason University (“Mason”) and having an office at 4400 University Drive, MSN 5G5, Fairfax, Virginia 22030 and Visium Technologies, Inc. (LICENSEE), a Florida Corporation, with a principal place of business at 401 E. LAS OLAS BOULEVARD, SUITE 1400, FORT LAUDERDALE, FL 33301 .

RECITALS

WHEREAS, GMRF has developed or obtained all intellectual property rights, including PATENT RIGHTS, as defined in Article 1; and

WHEREAS, GMRF desires to have the PATENT RIGHTS developed and commercialized to benefit the public and is willing to grant a license hereunder; and

WHEREAS, LICENSEE has represented to GMRF, to induce GMRF to enter into this Agreement, that LICENSEE shall commit itself to a thorough, vigorous and diligent program of exploiting the PATENT RIGHTS so that public utilization shall result therefrom; and

WHEREAS, LICENSEE desires to obtain a license under the PATENT RIGHTS upon the terms and conditions hereinafter set forth; and

NOW, THEREFORE, GMRF and LICENSEE hereby agree as follows:

ARTICLE 1: DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1	“AFFILIATE” of LICENSEE means any entity that controls LICENSEE, directly or indirectly, is controlled by LICENSEE or is under common control with LICENSEE so long as such Control exists. “Control” means (i) having the actual, present capacity to elect or appoint a majority of the directors of such affiliate; (ii) having the power to direct at least forty-nine percent (49%) of the voting rights entitled to elect or appoint directors; or (iii) in any country where the local law will not permit foreign equity participation of a majority, ownership or control, directly or indirectly, of the maximum percentage of such outstanding stock or voting rights permitted by local law.

1.2	“FIELD OF USE” shall encompass all field of use of LICENSED PRODUCT(S) or LICENSED PROCESS or LICENSED SERVICE(S).

1.3	“KNOW-HOW” licensed herein means information, including but not limited to data, test results, research methodology and published matter created by INVENTORS and supplied to the LICENSEE on or before or after the EFFECTIVE DATE of this Agreement. Provided, however, that although GMRF may supply additional KNOW-HOW after the EFFECTIVE DATE, GMRF shall have no obligation to do so unless specifically and clearly stated in this Agreement.

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1.4	“LICENSEE” shall mean LICENSEE and any individual or entity directly or indirectly controlling, controlled by, or under common control with, a Party to this Agreement as of the EFFECTIVE DATE and only for so long as said control exists. The control is defined as ownership or right to appoint half the board.

1.5	“LICENSED PRODUCT(S)” shall mean any derivative work, product, or service that is covered by or that incorporates or is developed or made using LICENSED TECHNOLOGY.

1.6	“LICENSED PROCESS” shall mean any process that is covered by or that incorporates or is developed or made using LICENSED TECHNOLOGY.

1.7	“LICENSED SERVICES” shall mean any service that cannot be performed, in whole or in part, without the practice of at least one method or process which is COVERED by one or more issued, unexpired claims or pending claims of the PATENT RIGHTS or that uses a LICENSED PRODUCT

1.8	“LICENSED TECHNOLOGY” shall mean PATENT RIGHTS.

1.9	“NET SALES” shall mean the gross amount of monies or cash equivalent or other consideration, which is billed by LICENSEE, for LICENSED PRODUCT(S) or LICENSED PROCESS or LICENSED SERVICES less the sum of the following:

(a)	discounts allowed in amounts customary in the trade;

(b)	sales, tariff duties and/or use taxes directly imposed and with reference to particular sales;

(c)	Outbound transportation prepaid or allowed; and

(d)	amounts allowed or credited on returns.

No deductions shall be made for commissions paid to individuals whether they are with independent sales agencies or regularly employed by LICENSEE and on its payroll, or for cost of collections. LICENSED PRODUCT(S) shall be considered “sold” when billed out or invoiced. For the purposes of calculating NET SALES, transfers to a SUBLICENSEE of LICENSED PRODUCT(S) under this Agreement for (i) end use (but not resale) by the SUBLICENSEE shall be treated as sales by LICENSEE at list price of LICENSEE, or (ii) resale by a SUBLICENSEE shall be treated as sales at the list price of the SUBLICENSEE. If a LICENSED PRODUCT(S) or a LICENSED PROCESS is distributed at a discounted price that is substantially lower than the customary price charged by LICENSEE, or distributed for non-cash consideration (whether or not at a discount), NET SALES shall be calculated based on the non-discounted amount of the LICENSED PRODUCT(S) or LICENSED PROCESS charged to an independent third party during the same REPORTING PERIOD or, in the absence of such sales, on the fair market value of the LICENSED PRODUCT(S) or LICENSED PROCESS. Non-monetary consideration shall not be accepted by LICENSEE or any SUBLICENSEE for any LICENSED PRODUCT(S) or LICENSED PROCESS without the prior written consent of GMRF.

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1.10	“PARTIES”, in singular or plural usage as required by the context, means LICENSEE, GMRF, or both.

1.11	“PATENT RIGHTS” means all inventions, patents, and/or patent applications listed in Appendix A of this Agreement.

1.12	“REPORTING PERIOD” shall begin on the first day of each calendar quarter and end on the last day of second calendar quarter (a semi-annual reporting).

1.13	“SUBLICENSEE” shall mean any person or entity authorized by LICENSEE under this Agreement to develop and make for sale or use in the TERRITORY, LICENSED PRODUCT(S) or LICENSED SERVICE(S) designed and marketed in a defined FIELD OF USE.

1.14	“SUBLICENSE INCOME” shall mean any payments that LICENSEE receives from a SUBLICENSEE in consideration of the sublicense of the rights granted to LICENSEE under Article 2.1, including without limitation license fees, milestone payments, license maintenance fees, and other payments, including royalties on NET SALES.

1.15	“TERM” shall mean the term of this Agreement, which shall commence on the EFFECTIVE DATE and shall remain in effect until the last-to-expire patent or copyrighted licensed technology under this agreement. However, the TERM shall be renewed every two (02) years from the EFFECTIV E DATE and shall be contingent upon LICENSEE have met all diligence obligations and considerations unless earlier terminated in accordance with the provisions of this Agreement.

1.16	“TERRITORY” shall mean worldwide.

ARTICLE 2: LICENSE GRANT

2.1	License Grants

Subject to the terms and conditions set forth herein, GMRF hereby grants to LICENSEE and its Affiliates for the TERM a royalty-bearing non-exclusive license, with the right to sublicense under the LICENSED TECHNOLOGY to develop, make, have made, use, sell, lease, and import LICENSED PRODUCT(S) in the FIELD OF USE in the TERRITORY and to develop and perform LICENSED PROCESSES and LICENSED SERVICE(S) in the FIELD OF USE in the TERRITORY to make, have made, use, lease, sell, and import LICENSED PRODUCT(S) until the end of the TERM for which the LICENSED TECHNOLOGY is granted unless this Agreement shall be sooner terminated according to the terms hereof.

2.2	Exclusivity

After the twenty-four (24) months of the EFFECTIVE DATE of the Agreement, GMRF shall grant exclusive license to LICENSEE provided LICENSEE has fulfilled all diligence obligation under Article 3 and considerations requirements defined under Article 4 during the preceding twenty-four (24) months. The grant of exclusivity to PATENT RIGHTS shall also be subjected to the commitment of LICENSEE to forward-looking revenue targets for the TERM of the Agreement. The exclusivity of this Agreement may be subject to the United State Government’s right under the provisions of 35 U.S.C. §§200-212 and applicable regulations of Chapter 37 of the Code of Federal Regulations, to a non-exclusive, nontransferable, irrevocable paid-up license to practice or have practiced the LICENSED TECHNOLOGY for governmental purposes. Any license granted to the LICENSEE in this Agreement shall be subject to such right.

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2.3	Retained Rights

GMRF and Mason have a reserved right to practice LICENSED TECHNOLOGY for research and educational purposes within Mason’s mission.

2.4	Sublicenses

LICENSEE shall have the right to enter into sublicensing agreements for the rights, privileges and licenses granted hereunder provided that LICENSEE shall give GMRF sixty (60) days prior written notice thereof before any such license shall become effective. No sublicense may be granted without the written consent of GMRF, such consent not to be unreasonably conditioned, delayed or withheld. No such sublicense shall relieve LICENSEE of its obligations hereunder and LICENSEE and each such SUBLICENSEE shall execute documents to the foregoing effect, a copy of which and any amendments thereto will be furnished to GMRF promptly upon execution and delivery. A sublicense must designate GMRF as a third-party beneficiary. Upon any termination of this Agreement, all SUBLICENSEE’s rights shall also terminate, subject to Article 12.6 hereof. LICENSEE agrees that any sublicenses granted by it shall be subject in all respects to the restrictions, provisions and obligations in this Agreement and shall be binding upon the SUBLICENSEE as if it were a party to this Agreement.

2.6	U.S. Manufacturing

LICENSEE agrees that any LICENSED PRODUCTS shall be manufactured substantially in the United States. In such cases when LICENSEE is unable to manufacture in United States, LICENSEE shall be responsible for obtaining Certificate of Waiver from federal agency as applicable.

ARTICLE 3: LICENSEE DILIGENCE OBLIGATIONS

3.1	Diligence Requirements.

LICENSEE shall use diligent efforts to develop LICENSED PRODUCTS or LICENSED PROCESSES and to introduce LICENSED PRODUCTS or LICENSED PROCESSES or LICENSED SERVICE into the commercial market; thereafter, LICENSEE shall make LICENSED PRODUCTS or LICENSED PROCESSES or LICENSED SERVICE reasonably available to the public. Specifically, LICENSEE shall fulfill the following obligations:

(a) Within four (4) months after the EFFECTIVE DATE, LICENSEE shall furnish GMRF with a written research and development plan describing the major tasks to be achieved in order to bring to market a LICENSED PRODUCT or a LICENSED PROCESS or LICENSED SERVICE specifying the number of staff and other resources to be devoted to such commercialization effort.

(b) Within two (2) months after the end of each calendar year, LICENSEE shall furnish MIT with a written report on the progress of its efforts during the immediately preceding calendar year to develop and commercialize LICENSED PRODUCTS or LICENSED PROCESSES, with specific reference to the diligence obligations required under this Article 3.1. The report shall also contain a discussion of intended efforts and sales projections for the year in which the report is submitted.

(c) Within six (6) months after the EFFECTIVE DATE, LICENSEE shall furnish to GMRF evidence of at least $500,000 in new funds secured from accredited investors reasonably acceptable to GMRF.

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(d) LICENSEE shall make a first commercial sale of a LICENSED PRODUCT and/or a first commercial performance of a LICENSED PROCESS or LICENSED SERVICE on or before July 30, 2019.

(e)	LICENSEE shall make NET SALES according to the

following schedule: 2019	$100,000;
2020 and each year thereafter	$200,000;

3.2	In the event that GMRF determines that LICENSEE (or an AFFILIATE) has failed to fulfill any of its obligations under this Section 3.1, then GMRF may treat such failure as a material breach in accordance with Section 12.3.

ARTICLE 4: ROYALTIES AND PAYMENT TERMS

4.1	Considerations for Grant of Rights

4.1.1	Non-Refundable License Issue Fee

Within thirty (30) days after the EFFECTIVE DATE, LICENSEE shall pay to GMRF a nonrefundable License Issue Fee in the sum of twenty thousand dollars ($20,000 USD).

4.1.2	Running Royalties

LICENSEE shall pay GMRF a running royalty, greater of five percent (5.0%) of NET SALES or $5000 per quarter made in the calendar years 2018 and every calendar year thereafter through the TERM. Running royalties shall be payable for each REPORTING PERIOD and shall be due to GMRF within sixty (60) days of the end of each REPORTING PERIOD. Royalties shall accrue when LICENSED PRODUCT(s) or LICENSED SERVICE is invoiced, or if not invoiced, when delivered to a third party.

4.1.3	License Maintenance Fee

LICENSEE shall pay to GMRF the following license maintenance fees on the dates set

●	$20, 000 due at first anniversary from the effective date of this Agreement
●	$40,000 due at second anniversary from the effective date of this Agreement
●	$60,000 due at each anniversary staring third year from the effective date of this Agreement if the Agreement is extended for the TERM.

This annual license maintenance fee is nonrefundable; however, the license maintenance fee may be credited to running royalties subsequently due on NET SALES earned during the same calendar year, if any. License maintenance fees paid in excess of running royalties due in such calendar year shall not be creditable to amounts due for future years.

4.1.4	Sharing of SUBLICENSE INCOME

LICENSEE shall pay GMRF a total of Twenty Five percent (25%) of all SUBLICENSE INCOME received by LICENSEE including running royalties on NET SALES of LICENSED PRODUCTS from SUBLICENSEES. Such amount shall be paid on each anniversary date to this Agreement. LICENSEE shall not receive from SUBLICENSEE(S) anything of value in lieu of cash payments in consideration for any sublicense under this Agreement, without the express prior written permission of GMRF.

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4.1.5	No Multiple Royalties

If the manufacture, use, lease, or sale of any LICENSED PRODUCT(S) or the performance of any LICENSED PROCESS or LICENSED SERVICE(s) is covered by more than one of the LICENSED TECHNOLOGY, multiple royalties shall not be due.

4.2	Method of Payment

All payments under this Agreement should be made payable to “George Mason Research Foundation Inc.” and sent to the address identified in Article 13. Each payment should reference the Agreement and identify the obligation under the Agreement that the payment satisfies. All the payments are nonrefundable. Failure to make any payments in a timely manner constitutes a material breach of this Agreement.

4.3	Payments in U.S. Dollars

All payments due under this Agreement shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported on Bloomberg.com) on the applicable anniversary date. Such payments shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government-imposed fees or taxes, except as permitted in the definition of NET SALES.

4.4	Late Payments

The royalty and other payments set forth in this Agreement shall, if overdue, bear interest, to the extent permitted by law, at two percentage points above the Prime Rate of interest as reported in the Wall Street Journal on the date payment is due. The payment of such interest shall not prevent GMRF from exercising any other rights it may have as a consequence of the lateness of any payment.

ARTICLE 5: REPORTS AND RECORDS

5.1	Records.

LICENSEE shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to GMRF. Said books of account shall be kept at LICENSEE’s principal place of business. Said books and the supporting data shall be open at all reasonable times by five (5) years following the end of the calendar year to which they pertain, to inspection by GMRF or its agents for verifying LICENSEE’s royalty statements or compliance in other respects with this Agreement. Should such inspection lead to the discovery of any discrepancy in reporting to GMRF’s detriment, LICENSEE shall remit any amount due to GMRF within thirty (30) days of receiving notice thereof from GMRF. GMRF may have an independent Certified Public Accountant or auditor review LICENSEE books and records annually.

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5.2	Content of Reports and Payments.

Before the first commercial sale of a LICENSED PRODUCT(S), LICENSEE shall submit the reports due under Article 3.1. Following the first commercial sale of the LICENSED PRODUCT(s) and/or LICENSED PROCESS, LICENSEE, within sixty (60) days of the end of the REPORTING PERIOD of this Agreement, shall deliver to GMRF true and accurate reports of the business conducted by LICENSEE and its SUBLICENSEE(s) during the preceding 120 day period under this Agreement using the format shown in Appendix B. These shall include at least the following:

(a) number of LICENSED PRODUCT(S) sold by LICENSEE and all number of LICENSED PRODUCT(S) used by LICENSEE, in the provision of services

(b) the gross price charged by LICENSEE for each LICENSED PRODUCT(S) and, if applicable, the gross price charged for each LICENSED PRODUCT(S) used to provide services; and the gross price charged for each LICENSED PROCESS performed by LICENSEE;

(c) calculation of NET SALES for the applicable REPORTING PERIOD, including a listing of applicable deductions;

(d) methods used to calculate the Royalty;

(e) total royalties payable on NET SALES in U.S. Dollars, together with the exchange rate used;

(f) the amount of SUBLICENSE INCOME received by LICENSEE from each SUBLICENSEE and the amount due to GMRF from such SUBLICENSE INCOME, including an itemized breakdown of the sources of income comprising the SUBLICENSE INCOME; and

(g) names and addresses of all SUBLICENSEE of LICENSEE.

5.3	With each such report submitted, LICENSEE shall pay to GMRF the amounts due and payable under this Agreement. LICENSEE shall provide such report even if no payments shall be due.

5.4	Financial Statements.

On or before the ninetieth (90th) day following the close of LICENSEE’s fiscal year, LICENSEE shall provide GMRF with LICENSEE’s financial statements for the preceding fiscal year including, at a minimum, a balance sheet and an income statement, certified by LICENSEE’s treasurer or chief financial officer or by an independent auditor.

ARTICLE 6: PATENT PROSECUTION AND MAINTENANCE

6.1	Responsibility for PATENT RIGHTS.

GMRF shall, in its sole discretion, apply for, seek issuance of, maintain, or abandon the PATENT RIGHTS during the term of this Agreement.

ARTICLE 7: INFRINGEMENT

7.1	Notification of Infringement

LICENSEE shall promptly notify the other party in writing in detail of the discovery of any allegation by a third party of infringement resulting from the practice of LICENSED TECHNOLOGY in the FIELD OF USE, and of the initiation of any legal action by LICENSEE or by any third party with regard to any alleged infringement or non-infringement. LICENSEE and GMRF shall in a timely manner keep the other party informed and provide copies to the other party of all documents regarding all such proceedings or actions instituted by LICENSEE.

7.2	GMRF Rights to Prosecute Infringement

During the term of this Agreement, GMRF has the sole and exclusive right to police the LICENSED TECHNOLOGY and LICENSED PRODUCT(S) against infringement by other parties. This right to police includes defending any action for declaratory judgment of non-infringement or invalidity; and prosecuting, defending, or settling all infringement and declaratory judgment actions at its expense and through counsel of its selection. GMRF shall decide whether to participate and whether to retain a counsel of its own choosing and at its own expense, in any action under Article 7.2. If GMRF elects to institute any such action or suit, LICENSEE agrees to be named as a party therein.

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7.3	No Competing Products

LICENSEE and AFFLIATES shall not manufacture, distribute, or sell competing products during the term of the license that is not derived from LICENSED TECHNOLOGY.

ARTICLE 8: INDEMNIFICATION AND INSURANCE

8.1	Indemnification

8.1.1	Indemnity

LICENSEE shall indemnify, defend, and hold harmless GMRF and Mason and their respective directors, officers, faculty, students, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss, or expense (including reasonable attorneys’ fees and expenses) incurred by or imposed upon any of the Indemnitees in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including, without limitation, actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) concerning any product, process, or service that is made, used, sold, imported, or performed pursuant to any right or license granted under this Agreement. Notwithstanding the foregoing, LICENSEE shall not be obligated to indemnify GMRF or Mason concerning any third party challenge as to the validity of the PATENT RIGHTS.

8.1.2	Procedures.

The Indemnitees agree to provide LICENSEE with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. LICENSEE and GMRF, at LICENSEE’s own expense, shall mutually agree on attorneys to defend against any such claim. The Indemnitees shall cooperate fully with LICENSEE in such defense and will permit LICENSEE to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement). LICENSEE agrees to keep GMRF informed of the progress in the defense and disposition of such claim and to consult with GMRF with regard to any proposed settlement.

8.2	Insurance

On or before the first commercial sale of LICENSED PRODUCTS and/or LICENSED SERVICES, LICENSEE shall obtain and carry in full force and effect commercial general liability insurance, including product liability and errors and omissions insurance which shall protect LICENSEE and Indemnitees with respect to events covered by Section 8.1.1 above. Such insurance (a) shall be issued by an insurer licensed to practice in the Commonwealth of Virginia or an insurer pre-approved by GMRF, such approval not to be unreasonably withheld, (b) shall list GMRF as an additional named insured thereunder, (c) shall be endorsed to include product liability coverage, and (d) shall require thirty (30) days written notice to be given to GMRF prior to any cancellation or material change thereof. The limits of such insurance shall not be less than One Million Dollars ($1,000,000) per occurrence with an aggregate of One Million Dollars ($1,000,000) for bodily injury including death and for property damage; and One Million Dollars ($1,000,000) per occurrence. LICENSEE shall provide GMRF with Certificates of Insurance evidencing compliance with this Section. LICENSEE shall continue to maintain such insurance after the expiration or termination of this Agreement during any period in which LICENSEE or SUBLICENSEE continues (i) to make, use, or sell a product that was a LICENSED PRODUCT(S) under this Agreement or (ii) to perform a service that was a LICENSED PROCESS under this Agreement, and thereafter for a period of five (5) years. Failure to secure and maintain insurance in a timely manner constitutes a material breach of this agreement.

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ARTICLE 9: NO REPRESENTATIONS OR WARRANTIES

9.1	GMRF, INCLUDING ITS DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS, MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE LICENSED TECHNOLOGY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY OF PATENT RIGHTS CLAIMS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. Specifically, and not to limit the foregoing, GMRF makes no warranty or representation (a) regarding the validity or scope of the LICENSED TECHNOLOGY, and (b) that the exploitation of the LICENSED TECHNOLOGY or any LICENSED PRODUCT(S) or LICENSED PROCESS will not infringe any patents or other intellectual property rights of GMRF or of a third party. GMRF assumes no responsibilities whatever with respect to design, development, manufacture, use, sale or other disposition by LICENSEE.

IN NO EVENT SHALL GMRF AND ITS DIRECTORS, OFFICERS AND EMPLOYEES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGES OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER GMRF SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

9.2	LICENSEE acknowledges it has or can establish the skill, knowledge, and capability to develop, produce, manufacture, market, and sell LICENSED PRODUCT(S). LICENSEE assumes the entire risk as to performance of LICENSED TECHNOLOGY. In no event shall GMRF, including its directors, officers, employees and agents, be responsible or liable for any direct, indirect, special, incidental, or consequential damages or lost profits or other economic loss or damage with respect to the use of LICENSED TECHNOLOGY by LICENSEE, or any other individual or entity regardless of legal theory (except for losses or damages incurred by LICENSEE as a result of a breach of this Agreement by GMRF). The above limitations on liability apply even though GMRF, its directors, officers, employees or agents may have been advised of the possibility of such damage.

9.3	LICENSEE represents and warrants that LICENSED PRODUCT(S) produced under the license granted herein shall be manufactured substantially in the United States as required by 35 U.S.C. §204 and applicable regulations of Chapter 37 of the Code of Federal Regulations.

9.4	GMRF and Mason are not liable to LICENSEE for any damages arising out of or related to this Agreement.

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ARTICLE 10: NON-USE OF NAMES

10.1	LICENSEE and SUBLICENSEES shall not use the names or trademarks of Mason or GMRF, nor any adaptation thereof, nor the names of any of their employees, unless said employee is or was also an employee of LICENSEE, in any advertising, promotional or sales literature without prior written consent obtained from Mason, GMRF or said employee, in each case, except that LICENSEE may state that it is licensed from GMRF under one or more of the patents and/or applications comprising the LICENSED TECHNOLOGY.

ARTICLE 11: GENERAL COMPLIANCE WITH LAWS

11.1	Compliance with Laws

LICENSEE shall use reasonable commercial efforts to comply with all commercially material local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of LICENSED PRODUCT(S) and LICENSED PROCESSES. Failure to comply with laws constitutes a material breach of this agreement.

11.2	Export Control

LICENSEE and SUBLICENSEES shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. LICENSEE hereby gives written assurance that it will comply with, and will cause its SUBLICENSEES to comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or SUBLICENSEES, and that it will indemnify, defend, and hold GMRF harmless (in accordance with Section 8.1) for the consequences of any such violation.

11.3	Marking of LICENSED PRODUCT(S)

To the extent commercially feasible and consistent with prevailing business practices, LICENSEE shall mark, and shall cause and SUBLICENSEES to mark, all LICENSED PRODUCT(S) that are manufactured or sold under this Agreement with the number of each issued patent under the LICENSED TECHNOLOGY that applies to such LICENSED PRODUCT(S).

ARTICLE 12: TERMINATION

12.1	Voluntary Termination by LICENSEE

LICENSEE shall have the right to terminate this Agreement at any time on ninety (90) days prior notice to GMRF, and upon payment of all amounts due GMRF through the notice date of the termination.

12.2	Nonpayment

Should LICENSEE fail to make any payment whatsoever due and payable to GMRF, GMRF shall have the right to terminate this Agreement effective on sixty (60) days written notice, unless LICENSEE shall make all such payments to GMRF within said sixty (60) day period. Upon the expiration of the sixty (60) day period, if LICENSEE shall not have made all such payments to GMRF, the rights, privileges and license granted shall automatically terminate. Obligations and payments due at the time of termination shall survive termination.

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12.3	Material Breach

A material breach shall include the following:

● Failure to meet diligence obligations identified in Article 3.1 and 3.2;
● Failure to maintain insurance as required in Article 8.2
● Failure to comply with export laws referenced in Article 11.2
● Unauthorized use of Mason or GMRF names or trademarks identified in Article 10.1.

In the event LICENSEE commits a material breach of its obligations under this Agreement, except as described in Section 12.2, and fails to cure that breach within sixty (60) days after receiving written notice thereof, GMRF may terminate this Agreement immediately upon written notice to LICENSEE. Such termination shall become automatically effective unless LICENSEE shall have cured any such material breach or default prior to the expiration of the sixty (60) day period and informed GMRF thereof in writing.

12.4	Bankruptcy

This Agreement shall terminate immediately upon filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by either party.

12.5	Effect of Termination

12.5.1	Survival

Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination; and Articles 1, 5, 8, 9, 10, 11, 12, 14, 15 and 16 shall survive any such termination.

12.5.2	Inventory

LICENSEE and any SUBLICENSEE thereof may, however, for up to six (6) months after the effective date of such termination, sell all LICENSED PRODUCT(S), and complete LICENSED PRODUCT(S) in the process of manufacture at the time of such termination and sell the same, provided that LICENSEE shall make the payments to GMRF as required by Article 4 of this Agreement and shall submit the reports required by Article 5 hereof.

12.5.3	Pre-termination Obligations

In no event shall termination of this Agreement release LICENSEE or SUBLICENSEES from the obligation to pay any amounts that became due on or before the effective date of termination.

12.6	SUBLICENSEES

Upon termination of this Agreement for any reason, any SUBLICENSEES not then in default shall have the right to seek a license from GMRF. GMRF agrees to negotiate such licenses in good faith under reasonable terms and conditions.

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ARTICLE 13: NOTICES

Any notice, payments, or reporting required to be given under this Agreement shall be deemed to have been sufficiently given, if mailed by Certified Mail, postage prepaid, or by special courier, addressed to the party to be notified at its address shown below, or at such other address as may later be furnished in writing to the notifying party.

In the case of GMRF:

Attention: President

George Mason Research Foundation Inc.

4400 University Drive, MSN 5G5

Fairfax, Virginia 22030

In case of LICENSEE:

Attention: Mark Lucky

Visium Technologies Inc.

PO Box 383

Oakton, VA 22124

ARTICLE 14: CONFIDENTIALITY

14.1	GMRF and LICENSEE shall use Proprietary Information received from the other party only in accordance with this Agreement and shall not disclose same to any third party without the prior written consent of the other party. The foregoing obligations shall survive the expiration or termination of this Agreement for a period of five (5) years. These obligations shall not apply to any information which:

(a)       is known by the receiving party at the time of its receipt, and not through a prior confidential disclosure by the disclosing party, as documented by business records;

(b)       is at the time of disclosure or thereafter becomes published or otherwise part of the public domain without breach of this Agreement by the receiving party;

(c)       is subsequently disclosed to the receiving party by a third party who has the right to make such disclosure;

(d)       is independently developed by or for the receiving party without the aid, use or application of proprietary information received from the disclosing party and such independent development can be properly demonstrated by the receiving party;

(e)       is disclosed to governmental or other regulatory agencies in order to obtain patents or to gain approvals to market any LICENSED PRODUCT(S), but such disclosure may only be to the extent reasonably necessary to obtain such patents or approvals;

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(f)       is necessary to be disclosed to SUBLICENSEES, agents, consultants, and/or other third parties for the research and development, manufacturing and/or marketing of Substance or LICENSED PRODUCT(S) (or for such parties to determine their interest in performing such activities) in accordance with this Agreement, or to an assignee or potential assignee of LICENSEE, in each case on the condition that such third parties agree to be bound by the confidentiality obligations contained in this Agreement, except that the term of confidentiality for such third parties shall be no less than five (5) years; or

(g)       is required to be disclosed by law or court order, provided that notice is promptly delivered to the other party in order to provide an opportunity to seek a protective order or other similar order with respect to such Proprietary Information, and thereafter only the minimum information required to be disclosed in order to comply with the request, whether or not a protective order or other similar order is obtained by the other party, may be disclosed.

ARTICLE 15: DISPUTE RESOLUTION

15.1	Dispute

In the event of any dispute arising out of or relating to this Agreement, the affected party shall promptly notify the other party in writing, and the parties shall attempt in good faith to resolve the matter. Any disputes not so resolved shall be referred to the President of GMRF and an authorized representative of LICENSEE (“Senior Representatives”), who shall meet or appoint representatives to meet at a mutually acceptable time and location within thirty (30) days of the date of receipt of the written notice described in the preceding sentence (such date, the “Notice Date”) and shall attempt to negotiate a settlement. If the Senior Representatives or their appointees fail to meet within thirty (30) days of the Notice Date, or if the matter remains unresolved for a period of sixty (60) days after the Notice Date, the Parties hereby irrevocably submit to the jurisdiction of a court of competent jurisdiction in the Commonwealth of Virginia, and, by execution and delivery of this Agreement, each (a) accepts, generally and unconditionally, the jurisdiction of such court and any related appellate court, (b) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such court or that such court is an inconvenient forum.

ARTICLE 16: MISCELLANEOUS PROVISIONS

16.1	Governing Law

This Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Virginia, U.S.A., without regard to conflict of laws principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.

16.2	Notice

The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

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16.3	Assignment

This Agreement is personal to LICENSEE. None of the rights or obligations hereunder may be assigned or transferred, whether by merger, consolidation, acquisition or other change of control, without the prior written consent of GMRF. Any purported assignment or transfer in violation of the foregoing shall be null and void and of no force and effect.

16.4	Jurisdiction and Forum

The parties hereby consent to the jurisdiction of the courts of the Commonwealth of Virginia over any dispute concerning this Agreement or the relationship between the Parties. Should LICENSEE bring any claim, demand or other action against GMRF, its Directors, officers, employees or agents, arising out of this Agreement or the relationship between the Parties, LICENSEE agrees to bring said action only in a Commonwealth of Virginia Court or Federal District Court in Virginia located within the bounds of the Eastern District of Virginia.

16.5	Waiver

No waiver by either party of any breach of this Agreement, no matter how long continuing or how often repeated, is a waiver of any subsequent breach thereof, nor is any delay or omission on the part of either Party to exercise any right, power, or privilege hereunder a waiver of such right, power or privilege.

16.6	Article Headings

The Article headings herein are for purposes of convenient reference only and do not define or modify the terms written in the text of this Agreement.

16.7	Force Majeure

Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

16.8	Severability

In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the parties fail to reach a modified agreement within thirty (30) days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Article 15. While the dispute is pending resolution, this Agreement shall be construed as if such provision were deleted by agreement of the parties.

16.9	Entire Agreement and Amendments

This Agreement contains the entire understanding of the Parties with respect to the matter contained herein. The Parties may, from time to time during the continuance of this Agreement, modify, vary or alter any of the provisions of this Agreement, but only by an instrument duly executed by authorized officials of both Parties hereto.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

Visium Technologies Inc.
Agreed:

	/s/ Mark Lucky	Date:	07/24/2018
Name:	Mark Lucky
Title:	Chief Executive Officer

GEORGE MASON RESEARCH FOUNDATION Inc.
Agreed:

	/s/ Deborah Crawford	Date:	07/26/2018
Name:	Deborah Crawford
Title:	President, George Mason Research Foundation Inc.

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APPENDIX A – PATENTS RIGHTS

●	“Cauldron” covered by following patents-

	o	US 7,555,778 B2, “Minimum Cost Network Hardware” (Application number 11/250,449, Issue Date 06/30/2009)

	o	US 7,627,900 B1, “Attack Graph Aggregation” (Application number 11/371,930, Issue Date 11/11/2009)

	o	US 7,904,962 B1, “Network Attack Analysis, Modeling, and Response” (Application number 11/371,937, Issue Date 3/8/2011)

	o	US 7,735,141 B1, “Intrusion Event Correlator” (Application number 11/371,938, Issue Date 6/8/2010)

	o	US 8,181,252 B2, “Intrusion Event Correlation System” (Application number 12/758,135, Issue Date 5/15/2012)

	o	US 8,719,943 B2, “Intrusion Event Correlation System” (Application number 13/466,706, Issue Date 5/6/2014)

A-1

APPENDIX B - ROYALTY REPORT FORM

The Exclusive License Agreement between GMRF, Inc. and LICENSEE, (Effective 07/20/2018) requires periodic reports concerning LICENSEE’s progress, sales and SALES.

Please use this reporting form.

Additionally, please provide the following in a calculable format such as Microsoft Excel:

(a)	reports of NET SALES that detail all deductions from the gross SALES paid to LICENSEE and SUBLICENSEE,

Forms may be sent via email to hmehta4@gmu.edu or mailed to: George Mason Research Foundation, Inc., 4400 University Dr., MSN 5G5, Fairfax, VA 22030.

If a royalty payment is due, please make checks payable to GMRF, Inc. and mail to: 4400 University Dr., MSN 5G5, Fairfax, VA 22030. Payment is due within 60 days of the end of the reporting period; interest will be charged on late payments.

Please direct questions you have regarding this form to Hina Mehta: (703) 993-3879

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APPENDIX B - ROYALTY REPORT FORM (Continued)

[  ] Semi-Annual License Report

Address

Semi Annual Report Due Date	Please indicate year and reporting quarter)

1st (Jan 1-Jun 30) – January 20	Year: _______ Period: ___

2nd (July 1-Dec 31) – July 20	1st (Jan-Jun) ___ 2nd (Jul-Dec) ____

Annual Report Due – December 31

I.	Administrative License Fee Payment	$____________
($20, 000 USD payable within 30 days of the July 20, 2018)

II.	Running Royalty on Net SALES	$________________

(1)	Units of product sold	________________
(2)	Sales price per unit	$_______________
(3)	Gross SALES of product (1 x 2)	$_______________
(4)	Less allowable deductions	$(______________)
(5)	Net SALES of product sold (3 – 4)	$_______________
(6)	Running royalty rate	%
(7)	Royalty payment due this period (5 x 6)	$_______________

(Enclose remittance made payable to GMRF)

III.		License Maintenance Fee Payments ($XXXXX USD payable within 30 days of each anniversary starting the EFFECTIVE DATE of this Agreement)

		Date ____and Year_______	$_____________

IV.		Sublicense Income

	A.	Sublicense Income this quarter	$_____________

	B.	Calculated 25% Royalty	$_____________

V.		Totals

	C.	Subtotal	$_____________

B-2

APPENDIX B - ROYALTY REPORT FORM (Continued)

D.	Past Due Amount	$_____________

E.	Interest on past due fees (prime rate (WSJ) + 2%)	$_____________

F.	Total	$_____________

VI.	Please attach progress towards milestones due under Article 3 and/or sales and SALES reports under Article 5

Date Submitted
a.	Details of progress in meeting milestones under Article 3.1	_____________

b.	Written report on progress of efforts to develop and commercialize licensed products(s) or processes due within twenty four (24) months after effective date
_____________

c.	Please provide product sales and SALES reports in a calculable format such as Microsoft Excel	_____________

Signature of authorized	Date
Representative of Visium Technologies Inc.

Printed or Typed Name

Title

B-3